Bylaws

As amended May 9, 2002

DEFINITIONS

Section 1.

Wherever the term "the Society" appears in these bylaws, it means this fraternal benefit society as named in Article I of the Articles of Incorporation. Wherever the term "board" appears in these bylaws, it means "board of directors."

APPLICATION FOR MEMBERSHIP

Section 2. Application for membership shall be upon a form in use by the Society. Application for youth membership shall be completed by an adult person on behalf of the applicant for youth membership.

JUVENILE INSURANCE

Section 3. Application for juvenile insurance shall be upon a form in use by the Society and shall be accompanied by evidence of insurability (if required) which is acceptable to the Society under its rules and regulations. Juvenile certificates shall be under the control of the adult applicant for the period provided in the certificate. If it be in the best interest of the juvenile as determined by the Society, the applicant may be divested of control of a juvenile certificate. If the applicant has been divested of control of the juvenile certificate or if the applicant has died, control shall be vested in the legally appointed guardian of the juvenile. If a guardian is not appointed, control shall be vested in a person who shall appear to the Society to be an appropriate person to control the certificate by reason of being responsible for the support and maintenance of such juvenile, or by reason of relationship.

FRATERNAL CONTRACT

Section 4. The certificate of membership and insurance, together with any riders or endorsements attached to it, the application, the declaration of insurability (if any) signed by the applicant, the articles of incorporation and bylaws and all amendments to them, constitute the entire contract when it is issued. Any subsequent changes to the articles of incorporation or bylaws shall be binding upon the applicant benefit member, certificate owner, beneficiaries and other persons affected, and shall govern and control in all respects, except that no changes shall destroy or diminish benefits promised in the certificate when it was issued.

BENEFICIARIES

Section 5. Any of the following persons may be designated as beneficiary: the applicant benefit member, wife, husband, child, parent or other person related to the benefit member by blood, marriage or legal adoption; foster parents of the benefit member; betrothed of the benefit member; dependents of the benefit member; or, where not prohibited by law, the estate of the benefit member. With the consent of the Society, any of the following may also be designated as beneficiary: a charitable institution; church or church organization; educational institution; a nonprofit corporation; any corporation, community chest, fund or foundation described in section 501(c)(3) of the Internal Revenue Code of 1954 and its subsequent amendments, and operated exclusively for religious, charitable, scientific, literary or educational purposes; or a person, corporation, partnership or other legal entity which has an interest in the benefit member, provided that the proceeds are for the benefit, direct or indirect, of the benefit member or the benefit member’s family or dependents. Wherever the applicable laws conflict with the above, only beneficiaries permitted by such laws may be designated.

Section 6. Unless the beneficiary designation calls for some other method of distribution, if some beneficiaries of the same class die before the insured, the death benefit proceeds shall be paid in full to the surviving beneficiaries of the same class. Each shall share equally the portion of the death benefit proceeds not otherwise disposed of in the certificate. If all beneficiaries, however designated, are dead when the insured dies, the death benefit proceeds—where not otherwise required by law—shall be paid to the owner or to the owner’s estate.

A beneficiary shall not have or acquire any claim against the Society whatever until the insured dies unless otherwise provided by law.

Section 7. No beneficiary change shall take effect unless received by the Society at its principal office or corporate headquarters. When it is received, any change shall take effect as of the date the request for beneficiary change was signed, as long as the request for change was mailed or actually delivered to the Society while the insured was alive. Such beneficiary change shall be null and void where the Society has made a good faith payment of the proceeds or has taken other action before receiving the change.

SETTLEMENT OPTIONS

Section 8. In addition to the settlement options offered in the certificate, the Society may offer any other manner of settlement made available by the Society at the time certificate proceeds are to be paid.

MAINTENANCE OF SOLVENCY

Section 9. If the Society’s reserves for any class of certificates, other than those portions of any certificate that provide variable benefits based on the experience of a separate account authorized under Section 10, become impaired, the board may require that benefit members pay the Society an equitable amount to eliminate the deficiency. If the amount is not paid, it shall be charged as an indebtedness against the certificate and shall draw interest at the lower rate of either what is specified in the certificate for certificate loans or what is specified in the certificate under the maintenance of solvency provision. If the owner of the certificate agrees, an equivalent reduction in benefits can be chosen instead of the payment or indebtedness charged against the certificate.

SEPARATE ACCOUNTS AND VARIABLE CONTRACTS

Section 10. The board of directors may provide for the establishment and operation of one or more separate accounts in accordance with applicable law. The Society may issue contracts on a variable basis that provide for the dollar amount of benefits or other contractual payments or values to vary so as to reflect the investment results of such separate accounts. The board of directors may adopt special procedures or create legal entities necessary or appropriate for the conduct of the business and affairs of any variable contract and separate account. Any provisions of the bylaws that are inconsistent with the provisions of this bylaw shall not apply to any variable contract or separate account.

TAXES

Section 11. If any jurisdiction requires the Society to pay any sum as a tax on its operations, the board may determine an equitable apportionment of the full amount of the taxes paid and make a levy of such amount upon the benefit members and insureds residing in that jurisdiction. Notice of the levy, including the manner in which it is to be paid, shall be given to those affected. If the amount levied is not paid after 60 days from the date of the notice, the amount shall be charged as an indebtedness against the certificate and draw interest at 5 percent per annum compounded annually.

RESOLUTION OF DISPUTES

Section 12.
(a) Purpose. The purpose of this section is to prescribe the sole means to present and resolve grievances, complaints or disputes brought by members, certificate owners or beneficiaries, against the Society or its directors, officers, agents and employees, that are within the scope of this section as described in paragraph (b). Procedures set forth in this section are meant to provide prompt, fair and efficient opportunities for dispute resolution, consistent with the fraternal nature of the Society, without the delay and expense of formal legal proceedings.

(b) Scope. Except as expressly limited in this paragraph, this section applies to all past, current and future benefit certificates, members, insureds, certificate owners, and beneficiaries. It applies to all claims, actions, disputes and grievances of any kind or nature whatsoever. It includes, but is not limited to, claims based on breach of benefit contract, as well as claims based on fraud, misrepresentation, violation of statute, discrimination, denial of civil rights, conspiracy, defamation, and infliction of distress, against the Society or its directors, officers, agents or employees. This section does not apply to claims or disputes made after the applicable statute of limitations has expired. This section does not apply to actions brought by the Society, including, but not limited to, actions for: declaratory judgment, determining proper payees, recovering amounts due, and contesting insurance coverage or membership eligibility. This section does not apply to any claims or disputes relating to major medical insurance certificates.

(c) Procedures. No lawsuits or any other actions may be brought for any claims or disputes covered by this section. The following are the steps and procedures for presenting and resolving disputes:

  Step 1. Appeal. Appeal of the dispute to a designated reviewer within the Society as appropriate to the dispute.

  Step 2. Mediation. If step 1 does not result in a mutually satisfactory resolution, either party has the right to have the matter mediated in accord with the applicable mediation rules of the American Arbitration Association (or other neutral organization as agreed upon by the parties).

  Step 3. Arbitration. If there is still no mutually satisfactory resolution, the matter will be resolved by binding arbitration in accord with rules of the American Arbitration Association. The arbitrator(s) may award any actual damages incurred for which there is liability, but may not award attorneys’ fees, or exemplary, extra-contractual or punitive damages. The decision of the arbitrator(s) is binding and final. Additional procedural rules may be defined in policies established by the Society and made available upon request. If a claim or dispute is subject to law that prohibits parties from agreeing to submit future disputes to binding arbitration, arbitration results shall be non-binding, unless both the individual and the Society voluntarily agree to binding arbitration after the claim or dispute has arisen.

(d) Costs. Fees and expenses of the mediator and/or arbitrator shall be paid out of a dispute resolution fund established by the Society. This does not include attorneys’ fees, experts’ fees, or discovery costs, which each party shall bear as its own responsibility.

(e) Joinder of Disputes. No claim or dispute may be brought against the Society or its directors, officers, agents or employees, in a representative capacity, or on behalf of any “class” of persons or members. Claims of multiple persons may be joined and presented under this section provided all affected members, certificate owners and beneficiaries consent in writing, or if the Society determines that joinder is appropriate.

RECEIPT OF PAYMENTS NOT A WAIVER

Section 13. If the Society receives and temporarily holds a payment or premium, this shall not constitute a waiver of any of its defenses. If a certificate has lapsed or been forfeited, or if the Society has received a notice of cancellation, the payment of any premium for the certificate shall not revive or continue the certificate, whether made on notice of premium due or otherwise, and the payment shall be returned to the person making it.

BOARD OF DIRECTORS

Section 14. The affairs of the Society shall be managed under the direction of the board. The board shall meet quarterly. The first quarterly meeting of each calendar year shall be held during the month of February, on specific dates as set by the board. All meetings shall be held at the principal office or corporate headquarters of the Society unless some other place is designated by the chairman of the board or board. Regular or special meetings of the board of directors or its committees may also be conducted by other means of communication, as prescribed by Wisconsin law, if so designated by the board, the chairman of the board, the chief executive officer, or the chairman of a committee of the board with respect to committee meetings. Special meetings may be called by the chief executive officer or chairman of the board, or upon written request to the secretary by at least five directors. The chief executive officer or secretary shall notify the directors, in writing, of the purpose, time and place of special meetings at least seven calendar days before the date of the meetings. Written notice includes written documents in any form, including electronic mail and facsimile transmissions. Notice shall be deemed to be given to a director at the earliest of (a) when actually received by the director, (b) five days after a written notice is deposited in the U.S. mail addressed to the director and first class postage paid, or (c) five days after a facsimile transmission is received by a facsimile machine designated by the director as the location for facsimile transmissions to the director. Except in the case of removal of a director from office for cause, directors may waive their right to receive notice individually and the board, by unanimous vote of the full board, may suspend the requirement to give such notice.

Section 15. The board shall elect a chairman of the board and vice chairman of the board from among its members for a term of up to one year. The chairman shall preside at all meetings of the board and perform such other duties as may be designated by the board. If the chairman of the board is a principal officer of the Society, he or she shall be responsible only to the board. The vice chairman shall preside at meetings of the board in the absence of the chairman and perform such other duties as may be designated by the board.

Section 16. A majority of the members of the board shall constitute a quorum to transact all business unless otherwise required in the articles of incorporation or bylaws of the Society.

ELECTION OR APPOINTMENT OF DIRECTORS

Section 17.Twelve benefit members shall be elected to the board for terms of office of four years each, three members being elected each year in the following manner: The board, as well as each branch, shall have the right to nominate benefit members as candidates for director. All nominations must be reported to the secretary of the Society within the time specified by the board. The secretary shall report the nominations to the board. The board shall then direct the secretary to prepare the ballot and give notice of the election, specifying the time and procedures for election. Each branch shall conduct an election meeting within the time specified at which a vote shall be taken on the candidates and shall be reported in the manner and within the time specified in the notice of election. Those elective directors whose terms do not expire with the current election shall constitute the Election Committee. The tabulation of results of the election shall be done by an independent certified public accounting firm selected by the board to report to the Election Committee. The Election Committee shall declare the three candidates receiving the highest number of valid votes to be duly elected for a four year term beginning with the quarterly meeting of the board in February of the calendar year following election. All elective director terms shall end in February at the end of such four years. Directors shall hold office for the term for which they are elected, unless a director’s death, resignation, removal, or ineligibility to serve on the board occurs or the term of a successor begins before the end of such term. Directors may be elected for successive terms, subject to service limitations and other eligibility restrictions in these bylaws.

Section 18. Vacancies in elective directorship positions shall be filled as soon as possible by an affirmative vote of a majority of the remaining elective directors. Such directors shall fill the unexpired terms and shall be considered elective directors.

Section 19. Except as provided in Section 20, benefit members of the Society are not eligible for election to the board for an initial term unless they are eligible to serve the duration of one full four-year term under the age limitation stated in Section 21 of these bylaws. Employees of the Society, employees of subsidiaries or affiliates of the Society, and persons who sell or manage the sale of Society’s insurance are not eligible for election to the board. Former employees of the Society, former employees of subsidiaries or affiliates of the Society, and persons who formerly sold or managed the sale of Society’s insurance are not eligible for election to the board until the expiration of two years from the date of termination of their employment or agency.

Section 20. The board may appoint up to four benefit members of the Society to serve as appointive directors for a term of office of up to one year. Terms of appointive directors end at the beginning of the next February quarterly meeting of the board after appointment. The board may also appoint not more than two principal officers of the Society to serve as directors as the board shall from time to time determine to be in the Society’s best interest. Any appointment or reappointment shall require the affirmative vote of a majority of the elective directors. An appointive director shall be eligible for election pursuant to Section 17 or appointment pursuant to Section 18 if the date of initial appointment as an appointive director preceded such director’s 67th birthday and if the director is otherwise eligible for election under these bylaws.

Section 21. No elective, appointive, or principal officer director shall serve beyond January 31 of the calendar year after the calendar year in which age 70 is attained. Except as otherwise provided in this section, no director, except a principal officer director serving at the pleasure of the board, shall serve beyond January 31 of the calendar year after the calendar year in which twelve years of service as a director is completed. In determining the number of years that a director has served for the purpose of this term limitation, a director is deemed to have served (i) six months for each year served as a director prior to January 1, 2001 and (ii) one year for each year served as a director after December 31, 2000. Service on the board of directors of a corporation that has merged into the Society is deemed to be service as a director of the Society for the purpose of determining the number of years served by a director. Persons who are directors of the Society at the time this bylaw becomes effective are eligible to complete their current terms and terms starting on or after January 1, 2002 for which they are elected during 2001 without regard to the twelve-year service limitation in this section. In the event of a merger of the Society with another corporation, the directors of the Society who remain as directors and the directors who are appointed as directors in connection with the merger are eligible to complete their initial term as director of the merged Society and are eligible for election or appointment to one additional full term after the merger is effective without regard to the twelve-year service limitation in this section. A director may be removed from office for cause by an affirmative vote of a majority of the full board at a meeting of the board called for that purpose.

CONFLICTS OF INTEREST

Section 22
(a) Conflict of Interest Policy. It is the policy of the Society to identify and manage conflicts of interest on the part of its directors, officers, employees and agents which might impair their independence of judgment or influence their decisions or actions with respect to the Society’s business. The board of directors shall by resolution adopt rules for the required disclosure and evaluation of conflicts of interest by directors, officers, and such other persons as the board may determine. If a conflict is determined to exist for a director, officer, or other person under rules and procedures established by the board with respect to a decision under consideration by the board or a committee of the board, such director, officer or other person shall not vote on the decision or use personal influence to affect the decision. However, any director disclosing a conflict of interest may be counted in determining the presence of a quorum. Failure of a director to disclose a conflict of interest as required by resolution of the board or a failure of a director to eliminate a conflict of interest determined by a majority of the full board to be an unacceptable conflict of interest shall be cause for removal of a director under section 21 of these bylaws.

(b) Persons Not Eligible to Serve as Director. No person shall be eligible for election or appointment as a director of the Society who is the spouse, parent, child, brother, sister, brother- or sister-in-law, parent-in-law, son-in-law or daughter-in-law of a principal officer or general agent of the Society. If a family relationship referred to in this section begins during the time that a person is serving a term as a director, such director is eligible to complete his or her current term as a director, but is not eligible for re-election or reappointment to the board after expiration of his or her current term. If a director with a family relationship referred to in this section is a principal officer of the Society serving at the pleasure of the board at the time the relationship begins, the board shall determine the period of time the director may remain on the board. Any person having employment, a directorship, or other relationship that is not permitted for directors of the Society pursuant to applicable law or regulation is not eligible to serve as a director.

(c) Approval of Employment. Directors and former directors, except for directors that are principal officers serving at the pleasure of the board, are not eligible for employment, consulting, or providing other service for payment with the Society or subsidiaries or affiliates of the Society unless such employment, contract, or agency relationship begins after termination as a director and is approved by an affirmative vote of two-thirds of the directors then in office.

COMMITTEES OF DIRECTORS

Section 23. The board by resolution adopted by a majority of the full board may designate a governance committee and one or more additional committees of directors. Each committee shall consist of three or more directors who serve by appointment of the board. Each committee shall have such authority as delegated to it by the board. A majority of the members of each committee of directors shall constitute a quorum for the transaction of all committee business. Vacancies occurring on committees of directors shall be filled by the board as soon as possible.

OFFICERS OF THE SOCIETY

Section 24. The principal officers of the Society shall be the chairman of the board, chief executive officer, president, secretary, treasurer, and all executive vice presidents and senior vice presidents. Principal officers shall be elected by the board and shall serve at the pleasure of the board. Officers other than principal officers shall be appointed by the chief executive officer or chairman of the board.

Section 25. The board shall elect the person who shall serve as chief executive officer of the Society. The chief executive officer shall be responsible only to the board. All other officers and employees of the Society, except the chairman of the board and any officers and employees designated by the board to be under the supervision and control of the chairman of the board, shall be under the chief executive officer’s supervision and control. Subject to the control and direction of the board, and except for any activities and operations designated by the board to be under the supervision and control of the chairman of the board, all activities and operations of the Society shall be under the chief executive officer’s supervision and control.

Section 26. The board shall establish reasonable compensation for directors and principal officers. The chief executive officer shall establish compensation for officers under his or her supervision and control, other than principal officers, in accordance with policies established by the board. The chairman of the board shall establish compensation for officers under his or her supervision and control, other than principal officers, in accordance with policies established by the board.

OFFICIAL PUBLICATION

Section 27. The Society shall have an official publication. The name of the official publication shall be determined by resolution of the board of directors. Any notice, report or statement required by law, including notice of election, may be published in the official publication. If Society records show that two or more members or applicants for juvenile insurance have the same mailing address, an official publication mailed to one of them is deemed mailed to all of them at the same address unless a separate copy is requested.

All amendments to the Articles of Incorporation and Bylaws of the Society shall be published in the official publication not later than four months after the date of filing such amendments with the Commissioner of Insurance of the state of Wisconsin.

An affidavit by the secretary of the Society certifying that the official publication was mailed in accordance with this section shall be submitted to the board at its next meeting after publication of any notice, report or statement required by law. The affidavits shall be filed in the records of the secretary’s office.

FISCAL YEAR

Section 28. The fiscal year of the Society shall begin on the first day of January and end on the thirty-first day of December.

ANNUAL REPORT

Section 29. An annual statement of the transactions of each fiscal year shall be prepared and published in the official publication within six months following the close of each fiscal year.

LOCAL BRANCHES

Section 30. Branches shall be created and maintained to foster voluntary activity for aiding such lawful social, intellectual, educational, charitable, benevolent, moral, fraternal, patriotic or religious endeavors as the branch determines in accord with policies of the board; to provide members with the opportunity to take part in benevolent and charitable activities of the Society; and to provide benefit members with the opportunity to exercise their right to vote in the corporate and insurance affairs of the Society.

Section 31. Branches shall be chartered by resolution of the board upon petition to it by 10 benefit members who live in the same general locality. The petition shall indicate acceptance of the Articles of Incorporation and Bylaws of the Society and the constitution for local branches. Petitions for branch charters by groups of less than 10 benefit members may be specially considered by the board, and charters may be issued pursuant to such petitions when the board finds that the circumstances are justified. Charters may be withdrawn when the board determines it to be in the best interests of the Society. The form of petition, charter and constitution for local branches shall be adopted by the board.

Section 32. Regular meetings of the branches shall be held at least monthly. Meetings for election of directors and branch officers shall be held according to procedures and during the time prescribed by the board.

Section 33. Branches may voluntarily join together to form regional groupings of branches to assist each other in the performance of their fraternal and benevolent activities, subject to the supervision and control of the board.

INDEMNIFICATION AND FIDELITY BONDS

Section 34. The Society shall indemnify any person who is or was a director, officer or employee against liability for acts or omissions in the performance of their duties. The Society shall also indemnify any person who is or was serving at the request of the Society as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, or any director, officer or employee who is or was serving in a fiduciary capacity with regard to any employee benefit plan, against liability for acts or omissions in the performance of their duties.

The Society may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against and incurred by the individual in his or her capacity as an employee, agent, director or officer, or arising from his or her status as an employee, agent, director or officer, regardless of whether the Society is required or authorized to indemnify or allow expenses to the individual against the same liability. If such insurance is purchased, the amounts shall be as determined by resolution of the board.

The Society shall maintain fidelity bonds on the officers and employees as determined by resolution of the board.

AMENDMENTS

Section 35. These bylaws may be repealed or amended in whole or in part at any regular meeting of the board or at any special meeting called for that purpose. Notice of the proposed change shall be mailed or personally delivered to directors at least 30 calendar days before the date of the meeting. Directors may waive their right to receive notice individually and the board, by unanimous vote of the full board, may suspend the requirement to give such notice. The number of votes required to repeal or amend these bylaws at a meeting of the board shall be an affirmative vote of a majority of the full board. These bylaws may also be repealed or amended in whole or in part at any time by written action signed by two-thirds of the directors then in office. Any changes to these bylaws shall be effective from the date of passage or at such other date as stipulated by the board and shall be filed promptly after adoption with the Commissioner of Insurance of the state of Wisconsin. After filing, the changes shall be published in the official publication as prescribed in these bylaws.